                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                      Lexington Corporate Properties Trust
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      LEXINGTON CORPORATE PROPERTIES TRUST
                              355 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 692-7260

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 23, 2001

                            ------------------------

To the Shareholders of

Lexington Corporate Properties Trust:

     The 2001 Annual Meeting of Shareholders of Lexington Corporate Properties Trust (the "Company") will be held at the Chase Conference Center, 270 Park Avenue, New York, New York 10017 on Wednesday, May 23, 2001, at 10:00 a.m., New York City time, for the following purposes:

        (1) to elect seven trustees to serve until the 2002 Annual Meeting of Shareholders; and

        (2) to transact such other business as may properly come before the 2001 Annual Meeting.

     Only shareholders of record at the close of business on April 6, 2001 (the "Shareholders") are entitled to notice of and to vote at the 2001 Annual Meeting of Shareholders or any adjournments thereof. A list of Shareholders will be available for inspection during normal business hours at the offices of the Company located at 355 Lexington Avenue, New York, New York 10017, during the ten days preceding the 2001 Annual Meeting of Shareholders.

                                          By Order of the Board of Trustees,

                                          PAUL R. WOOD
                                          Vice President, Chief Accounting
                                          Officer
                                          and Secretary
New York, New York
April 13, 2001

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE 2001 ANNUAL MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BY WRITTEN NOTICE TO THE COMPANY PRIOR TO ITS EXERCISE. GIVING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING AND AFFIRMATIVELY INDICATE YOUR INTENTION TO VOTE AT SUCH MEETING.

                      LEXINGTON CORPORATE PROPERTIES TRUST
                              355 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 692-7260

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 23, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Trustees of Lexington Corporate Properties Trust (the "Company") for use at the 2001 Annual Meeting of Shareholders, and at any adjournments thereof (the "Annual Meeting"), to be held on Wednesday, May 23, 2001, at the Chase Conference Center, 270 Park Avenue, New York, New York 10017 at 10:00 a.m. New York City time. This Proxy Statement and the related proxy card are first being sent to the Shareholders of the Company on or about April 13, 2001.

     Valid proxies will be voted as specified thereon at the Annual Meeting. Any person giving a Proxy may revoke it by written notice to the Company at any time prior to its exercise. Attendance at the Annual Meeting will not constitute a revocation of a proxy unless the Shareholder affirmatively indicates at the Annual Meeting that such Shareholder intends to vote such Shareholder's shares in person.

                                 ANNUAL REPORT

     The Annual Report to Shareholders and Form 10-K of the Company for the year ended December 31, 2000, including financial statements audited by KPMG LLP, the Company's independent auditors, and their report thereon dated January 23, 2001, are being mailed together with this Proxy Statement to each Shareholder. Except as specifically incorporated herein by reference, the Annual Report is not part of the proxy solicitation material.

                               VOTING SECURITIES

     The holders of record of Common Shares, par value $.0001 per share (the "Common Shares"), and of Class A Senior Cumulative Convertible Preferred Shares (the "Preferred Shares"), of the Company at the close of business on April 6, 2001 (the "Record Date") are entitled to vote at the Annual Meeting. On the Record Date, there were outstanding 17,565,270 Common Shares and 2,000,000 Preferred Shares, each of which Common Shares and Preferred Shares are entitled to one vote per share on all matters submitted to a vote of Shareholders.

     Unless contrary instructions are indicated on the Proxy, all Common Shares and Preferred Shares represented by valid proxies received pursuant to this solicitation, unless previously revoked, will be voted at the Annual Meeting FOR the election of the seven nominees to serve as trustees until the 2002 Annual Meeting of Shareholders.

     Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a plurality of the Common Shares and Preferred Shares, considered as a single class, entitled to be voted at the Annual Meeting will be required for the election of trustees, and the affirmative vote of the holders of a plurality of the Preferred Shares, voting separately as a single class, entitled to be voted at the Annual Meeting will be required for the election of the Preferred Trustee (as defined). For purposes of the foregoing matter, the Common Shares and Preferred Shares will vote together as a single class, except with respect to the election of the Preferred Trustee as to which the holders of the Preferred Shares will vote as a separate class. The Common Shares and Preferred Shares represented by a valid proxy which abstains with respect to any matter will be counted in determining the number of votes cast with respect to that matter but will not be counted as an affirmative vote in determining whether the affirmative vote of the requisite number of shares was cast in favor of that matter. Therefore, abstentions as to the election of trustees will not affect the election of the candidates receiving a plurality of the votes cast. Abstentions as to the other proposals will have the same effect as votes against such proposals. Broker non-votes will be treated as un-voted for purposes of determining approval of any such proposal and will not be counted as votes for or against such proposal. If a Shareholder is a participant in the Company's Dividend Reinvestment Plan, the proxy card enclosed herewith represents shares in the participant's account, as well as shares held of record in the participant's name.

     The Company knows of no business, other than that set forth above, to be presented at the Annual Meeting which would be a proper subject for action by the Shareholders. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, it is intended that any share represented by a proxy in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares.

                 SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS,
                        TRUSTEES AND EXECUTIVE OFFICERS

     The following table indicates, as of February 28, 2001, (a) the number of Common Shares and Preferred Shares beneficially owned by each person known by the Company to own in excess of five percent of the outstanding Common Shares or Preferred Shares, each trustee and each executive officer named in the Summary Compensation Table under "COMPENSATION OF EXECUTIVE OFFICERS" below, and by all trustees and officers as a group, and (b) the percentage such shares represent of the total outstanding Common Shares, Preferred Shares and voting shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated.

                                            BENEFICIAL OWNERSHIP OF
                                                  SHARES (1)                    PERCENT OF CLASS
                                          ---------------------------    ------------------------------
                                           COMMON           PREFERRED                            VOTING
        NAME OF BENEFICIAL OWNER           SHARES            SHARES      COMMON   PREFERRED      SHARES
        ------------------------          ---------         ---------    ------   ---------      ------
Five Arrows Realty Securities L.L.C. ...         --         2,000,000(2)    --      100.00%      10.32%
  c/o Rothschild Realty, Inc.
  1251 Avenue of the Americas
  New York, NY 10020
E. Robert Roskind.......................  2,034,525(3)             --    10.65%         --        9.64%
  c/o Lexington Corporate Properties
     Trust
  355 Lexington Avenue
  New York, NY 10017
Merrill Lynch Global Allocation Fund,
  Inc. .................................  1,923,077(11)            --     9.96%         --        9.02%
  c/o The Chase Manhattan Bank
  450 West 33rd Street
  New York, NY 10011
Richard J. Rouse........................    438,521(4)             --     2.48%         --        2.23%
T. Wilson Eglin.........................    402,093(5)             --     2.28%         --        2.05%
Patrick Carroll.........................    121,067(6)             --        *          --           *
Stephen C. Hagen........................     99,468(7)             --        *          --           *
Carl D. Glickman........................    169,791(8)             --        *          --           *
Geoffrey Dohrmann.......................      1,061                --        *          --           *
John D. McGurk..........................         --         2,000,000(9)            100.00%      10.32%
  c/o Rothschild Realty, Inc.
  1251 Avenue of the Americas
  New York, NY 10020
Seth M. Zachary.........................     46,240(10)            --        *          --           *
All trustees and executive officers as a
  group (10 persons)(12)................  3,345,786         2,000,000    16.86%     100.00%      24.47%

---------------
  *  Represents beneficial ownership of less than 1.00%
 (1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other beneficial owner.
 (2) These shares are convertible into 2,000,000 Common Shares, subject to adjustment, at any time.
 (3) Includes (i) 1,408,590 limited partnership units held by Mr. Roskind and entities controlled by Mr. Roskind in Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., each of which is a subsidiary of the Company, which are exchangeable, on a one-for-one basis, for Common Shares, (ii) 9,000 Common Shares owned of record by The LCP Group, L.P.,
     (iii) options to purchase 305,060 Common Shares at exercise prices ranging from $9.00 -- $12.325 per share and (iv) 70,589 Common Shares held in a trust under a benefit program sponsored by the Company which Mr. Roskind disclaims beneficial ownership. Does not include 89,051 Common Shares owned of record by Mr. Roskind's wife, for which Mr. Roskind disclaims beneficial ownership.
 (4) Includes (i) 86,702 limited partnership units held by Mr. Rouse in Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., which are exchangeable, on a one-for-one basis, for Common Shares, (ii) options to purchase 183,302 Common Shares at exercise prices ranging from $9.00 -- $12.325 per share, (iii) 65,500 Common Shares which secure a note issued by Mr. Rouse and (iv) 50,992 Common Shares held under a benefit program sponsored by the Company which Mr. Rouse disclaims beneficial ownership.
 (5) Includes (i) options to purchase 240,394 Common Shares at exercise prices ranging from $9.00 -- $12.325 per share, (ii) 65,500 Common Shares which secure a note issued by Mr. Eglin and (iii) 53,255 Common Shares held under a benefit program sponsored by the Company which Mr. Eglin disclaims beneficial ownership.
 (6) Includes (i) options to purchase 83,622 Common Shares at exercise prices ranging from $9.00 -- $12.125 per share and (ii) 31,018 Common Shares held under a benefit program sponsored by the Company which Mr. Carroll disclaims beneficial ownership.
 (7) Includes (i) options to purchase 83,750 Common Shares at exercise prices ranging from $9.00 -- $15.25 per share and (ii) 15,509 Common Shares held under a benefit program sponsored by the Company which Mr. Hagen disclaims beneficial ownership.
 (8) Includes options to purchase 22,500 Common Shares at exercise prices ranging from $9.00 -- $15.25 per share.
 (9) Includes 2,000,000 Preferred Shares owned beneficially and of record by Five Arrows Realty Securities L.L.C. Mr. McGurk, among others, has been appointed by Rothschild Investors as a manager of Five Arrows. Mr. McGurk is also the designee of Five Arrows to the Company's Board of Trustees. Mr. McGurk disclaims beneficial ownership of all such Preferred Shares.
(10) Includes options to purchase 22,500 Common Shares at exercise prices ranging from $9.00 -- $15.25 per share.
(11) Includes the Common Shares issuable at $13.00 per share on the conversion of a $25 million exchangeable note payable.
(12) Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's trustees and executive officers to file initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Trustees and executive officers are required to furnish the Company with copies of all Section 16 (a) forms they file. Based on a review of the copies of such reports furnished to the Company and written representations from the Company's trustees and executive officers that no other reports were required, the Company believes that during the 2000 fiscal year the Company's trustees and executive officers complied with all Section 16(a) filing requirements applicable to them.

                                 PROPOSAL NO. 1

                              ELECTION OF TRUSTEES

BOARD OF TRUSTEES

     The Board of Trustees of the Company currently consists of seven trustees, and the entire Board is nominated to be elected at the Annual Meeting pursuant to which this Proxy Statement is being distributed. Election of trustees requires the affirmative vote of a plurality of the votes cast by holders of the outstanding Common Shares and Preferred Shares, considered as a single class, and the election of the Preferred Trustee requires the affirmative vote of a plurality of the votes cast by holders of the outstanding Preferred Shares, voting separately as a single class. The seven nominees for trustee are E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin, Geoffrey Dohrmann, Carl D. Glickman, John D. McGurk and Seth M. Zachary. All of the nominees are presently serving as trustees of the Company. Mr. McGurk is the designee of Five Arrows, who is serving as the Preferred Trustee and is subject to re-election by the holders of Preferred Shares voting separately as a single class. Each nominee has consented to being named in the Proxy Statement and to serve if elected. If elected, each nominee is expected to serve until the Company's 2002 Annual Meeting of Shareholders and until his successor is elected. Background information relating to the nominees for election appears below.

     THE ENCLOSED PROXY, IF PROPERLY COMPLETED, SIGNED, DATED AND RETURNED, AND UNLESS AUTHORITY TO VOTE IS WITHHELD OR A CONTRARY VOTE IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THESE SEVEN NOMINEES. In the event any such nominee becomes unavailable for election, votes will be cast, pursuant to authority granted by the enclosed Proxy, for such substitute nominee as may be designated by the Board of Trustees. All trustees serve for a term of one year and until their successors are elected.

     The following information relates to the nominees for election as trustees of the Company:

NAME                                                       BUSINESS EXPERIENCE
----                                   ------------------------------------------------------------
E. ROBERT ROSKIND....................  Mr. Roskind has served as the Chairman of the Board of
Age 56                                 Trustees and Co-Chief Executive Officer of the Company since
                                       October 1993. He founded The LCP Group, L.P. ("LCP"), a real estate advisory firm, in 1973 and has been its Chairman
                                       since 1976. LCP has been the general partner of various
                                       limited partnerships with which the Company has had prior
                                       dealings. He is also the general partner of a variety of
                                       entities that are general partners of various partnerships that hold net leased real properties or interests in real
                                       property. Mr. Roskind received his B.S. in 1966 from the
                                       University of Pennsylvania and is a 1969 Harlan Fiske Stone
                                       Graduate of the Columbia Law School. He has been a member of the Bar of the State of New York since 1970. He is on the
                                       Board of Directors of Clarion CMBS Value Fund, Inc.
RICHARD J. ROUSE.....................  Mr. Rouse has served as Co-Chief Executive Officer and as a
Age 55                                 trustee of the Company since October 1993. He served as
                                       President of the Company from October 1993 to April 1996,
                                       and since April 1996 has served as Vice Chairman of the
                                       Board of Trustees. Mr. Rouse graduated from Michigan State
                                       University in 1968 and received his M.B.A. in 1970 from the
                                       Wharton School of Finance and Commerce of the University of
                                       Pennsylvania.
T. WILSON EGLIN......................  Mr. Eglin has served as Chief Operating Officer of the
Age 36                                 Company since October 1993 and as a trustee since May 1994.
                                       He served as Executive Vice President from October 1993 to
                                       April 1996, and since April 1996 has served as the
                                       President. Mr. Eglin received his B.A. from Connecticut
                                       College in 1986.

NAME                                                       BUSINESS EXPERIENCE
----                                   ------------------------------------------------------------
GEOFFREY DOHRMANN....................  Mr. Dohrmann has served as a trustee since August 2000. He
Age 49                                 co- founded Institutional Real Estate, Inc., a real
                                       estate-oriented publishing and consulting company in 1987
                                       and is currently its Chairman and Chief Executive Officer.
                                       He also belongs to the advisory boards for the National Real
                                       Estate Index, The Journal of Real Estate Portfolio
                                       Management and Center for Real Estate Enterprise Management.
                                       He is also a fellow of the Homer Hoyt Institute and holds
                                       the Certified Financial Planner (CFP) and Counselors of Real
                                       Estate (CRE) designations.
CARL D. GLICKMAN.....................  Mr. Glickman has served as a trustee of the Company since
Age 74                                 May 1994. He has been President of The Glickman
                                       Organization, a real estate development and management firm, since 1953. He is on the Board of Directors of Alliance Tire
                                       & Rubber Co., Ltd., Bear Stearns Companies, Inc., Jerusalem
                                       Economic Corporation Ltd. and OfficeMax Inc., as well as
                                       numerous private companies.
JOHN D. McGURK.......................  Mr. McGurk has served as a trustee since January 1997, as
Age 57                                 the designee of Five Arrows Realty Securities, L.L.C. He is the founder and President of Rothschild Realty, Inc., the
                                       advisor to Five Arrows. Prior to starting Rothschild Realty,
                                       Inc. in 1981, he served as a Regional Vice President for The
                                       Prudential Insurance Company of America where he oversaw its
                                       New York City real estate loan portfolio, equity holdings, joint ventures and projects under development. He is a
                                       member of the Urban Land Institute, Pension Real Estate
                                       Association, Real Estate Board of New York and the National
                                       Real Estate Association, and a member of the Trustee
                                       Committee of the Caedmon School.
SETH M. ZACHARY......................  Mr. Zachary has served as a trustee since November 1993.
Age 48                                 Since 1987, he has been a partner, and is currently the
                                       Chairman, of the law firm Paul, Hastings, Janofsky & Walker
                                       LLP, counsel to the Company.

BOARD OF TRUSTEES AND COMMITTEES OF THE BOARD OF TRUSTEES

     The Board of Trustees of the Company held four meetings during the fiscal year ended December 31, 2000. All trustees serving as members of the Board of Trustees, as constituted at the time of each meeting, attended all meetings. The Board of Trustees has three standing committees: the Audit Committee, Compensation Committee and Executive Committee. The Board of Trustees does not have a nominating committee, and the usual functions of such a committee are performed by the entire Board of Trustees.

     Audit Committee. The principal functions of the Audit Committee include making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of the audit, and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee's current members are Messrs. Dohrmann, Glickman and McGurk all of whom are independent. The Audit Committee met four times during 2000 including quarterly telephonic meetings with management and the independent accountants to discuss matters concerning 2000.

     Compensation Committee. The principal functions of the Compensation Committee are to determine the compensation for the Company's executive officers and to administer and review the Company's incentive compensation plans. The Compensation Committee, whose current members are Messrs. Dorhmann, McGurk and Zachary, met twice during 2000.

     Executive Committee. The principal function of the Executive Committee is to exercise the authority of the Board of Trustees regarding routine matters performed in the ordinary course of business. The Executive

Committee's current members are Messrs. Glickman, McGurk and Roskind. The Executive Committee did not meet in 2000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company announced that it has agreed to acquire Net 1 L.P. and Net 2 L.P. (collectively, the "Net Partnerships"), in a merger transaction valued at approximately $143.0 million.

     The Net Partnerships own twenty-five properties in fifteen states, which generate approximately $15.1 million of net rental revenue. The properties have a remaining weighted average lease term of approximately 9.2 years and are net-leased to eighteen tenants.

     As currently proposed, the Company will issue approximately $65.0 million of securities to the sellers and assume approximately $78.0 million of mortgage financing with a weighted interest rate of approximately 8%. The limited partners will receive at least 50% of their merger consideration in the Company's 8.5% convertible subordinated debentures due 2009 with up to 50% of the merger consideration payable in the Company's common shares issued at a price not less than $11.00 per share and no greater than $13.00 per share. The convertible subordinated debentures are exchangeable by the holder after four years into the Company's common shares at $14.00 per share and may be redeemed by the Company after five years with cash or with common shares in the event the Company's share price exceeds $14.00.

     E. Robert Roskind, the Company's Chairman and Co-Chief Executive Officer, is the controlling shareholder of the general partners of the Net Partnerships. The general partners will receive merger consideration valued on the same basis as the limited partners for their 1% ownership interest in the Net Partnerships payable in operating partnership units. The units, which will have economic rights comparable to the economic rights of the limited partner's merger consideration, will be convertible into the Company's common shares on a one-for-one basis at certain points in the future.

     Definitive terms of the transaction will be set forth in a joint consent and proxy solicitation statement and prospectus being prepared by the Company and the Net Partnerships for regulatory review. The transaction is subject to customary closing conditions, including the approval of Company's shareholders and the limited partners of the Net Partnerships.

     During 2000 the Company issued 83,400 operating partnership units to acquire the property management contract for the Net Partnerships. The acquisition was made from an affiliate of E. Robert Roskind. This transaction was approved by the independent Trustees of the Board.

     During 2000, the Company sold two properties to the Net Partnerships for $15.6 million. These transactions were approved by the independent Trustees of the Board. In addition, the Company performed asset management services and brokerage services for the Net Partnerships and received $91,755 and $119,600, respectively, in related fees and were reimbursed $359,000 for expenses.

     In connection with the acquisition of certain properties in 1996, the Company assumed an obligation to pay LCP an aggregate amount of $1,778,250 for rendering services in connection with the original acquisition of the properties in 1980 and 1981. Simple interest is payable monthly from available net cash flow of the respective original properties on the various unpaid principal portions of the fees, at annual rates ranging from 12.25% to 19.00%. Monthly installment payments are to commence at various dates to satisfy principal and current interest payments as well as any unpaid accrued interest outstanding.

CERTAIN BUSINESS RELATIONSHIPS

     Seth M. Zachary, who is presently serving as a member of the Board of Trustees and is a nominee to serve as a trustee until the 2002 Annual Meeting of Shareholders, is a partner of Paul, Hastings, Janofsky & Walker LLP, which is the general counsel to the Company. The Company, including all investees, paid Paul, Hastings, Janofsky & Walker LLP $639,920 for services during 2000. The Company intends to continue to retain the services of Paul, Hastings, Janofsky & Walker LLP for general, real estate, corporate and other matters.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Summary of Cash and Certain Other Compensation. The following table sets forth the summary compensation to the Chairman of the Board of Trustees (and Co-Chief Executive Officer), and the four other most highly paid executive officers of the Company for the calendar years 2000, 1999, and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM COMPENSATION
                                                                         -----------------------------------
                                                ANNUAL                                              PAYOUTS
                                             COMPENSATION                                          ---------
                                          -------------------                    AWARDS              LONG
                                                                 OTHER   -----------------------     TERM       ALL
                                                                ANNUAL   RESTRICTED   SECURITIES   INCENTIVE   OTHER
                                FISCAL                          COMPEN-    SHARE      UNDERLYING     PLAN     COMPEN-
          NAME AND               YEAR      SALARY     BONUS     SATION     AWARDS      OPTIONS      PAYOUTS   SATION
     PRINCIPAL POSITION         ENDED       ($)       ($)(1)      ($)      ($)(2)       (#)(3)        ($)     ($)(4)
     ------------------        --------   --------   --------   -------  ----------   ----------   ---------  -------
E. Robert Roskind............  12/31/00    300,000    309,297     --      180,000      280,000        --        835
  Chairman of the Board of     12/31/99    300,000    158,000     --      242,500       75,000        --        720
  Trustees and Co-Chief        12/31/98    250,000    133,000     --           --      100,000        --        720
  Executive Officer
Richard J. Rouse.............  12/31/00    225,000    233,915     --      126,000      190,000        --        835
  Vice Chairman and Co-        12/31/99    200,000    108,000     --      169,750       45,000        --        720
  Chief Executive Officer      12/31/98    175,000     95,500     --           --       34,500        --        720
T. Wilson Eglin..............  12/31/00    240,000    249,200     --      126,000      161,250        --        835
  President and Chief          12/31/99    225,000    120,500     --      169,750       45,000        --        720
  Operating Officer            12/31/98    200,000    108,000     --           --       34,500        --        720
Patrick Carroll..............  12/31/00    190,000    198,700     --       72,000       65,000        --        835
  Chief Financial Officer      12/31/99    175,000     78,000     --       97,000       30,000        --        720
  and Treasurer(5)             12/31/98    112,727     72,000     --           --       50,000        --        720
Stephen C. Hagen.............  12/31/00    165,000    107,182     --       36,000       50,000        --        835
  Senior Vice President        12/31/99    150,000     68,000     --       48,500       15,000        --        720
                               12/31/98    120,000     54,000     --           --       25,000        --        720

---------------
(1) Bonus amounts include amounts contributed at the election of the Company pursuant to the Company's plan established under Section 401 (k) of the Internal Revenue Code of 1986, as amended, and year-end awards at the discretion of the Compensation Committee of the Board of Trustees.

(2) Restricted share awards vest ratably over 5 years and were valued at the fair market value of the common shares on the date of grant.

(3) Options to acquire common shares at exercise prices equal to or greater than the fair market value on the grant dates.

(4) Amount represents the dollar value of life insurance premiums paid by the Company during the applicable fiscal year with respect to the life of the named executive officer.

(5) Mr. Carroll became Chief Financial Officer of the Company on May 4, 1998 and Treasurer effective January 1999.

     Stock Options. The following table sets forth certain information concerning common share options granted during the fiscal year ended December 31, 2000 to each of the executive officers named in the Summary Compensation Table. Since inception, the Company has not granted any share appreciation or dividend equivalent rights.

                       OPTION GRANTS IN FISCAL YEAR 2000

                                 INDIVIDUAL GRANTS                                    POTENTIAL REALIZABLE
                           -----------------------------                                VALUE AT ASSUMED
                           NUMBER OF    PERCENTAGE(%) OF                              ANNUAL RATES OF SHARE
                           SECURITIES    TOTAL OPTIONS                                 PRICE APPRECIATION
                           UNDERLYING      GRANTED TO      EXERCISE OR                   FOR OPTION TERM
                            OPTIONS       EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------
          NAME              GRANTED       FISCAL 2000       ($/SHARE)       DATE       5%($)       10%($)
          ----             ----------   ----------------   -----------   ----------   --------   ----------
E. Robert Roskind........    280,000         33.67%           10.37      01/03/05;    803,600    1,772,400
                                                                          05/25/05
Richard J. Rouse.........    190,000         22.85%           10.01      01/03/05;    526,300    1,160,900
                                                                          05/25/05
T. Wilson Eglin..........    161,250         19.39%            9.81      01/03/05;    436,988      965,888
                                                                          05/25/05
Patrick Carroll..........     65,000          7.82%            9.00       01/03/05    161,850      356,850
Stephen C. Hagen.........     50,000          6.01%            9.00       01/03/05    124,500      274,500

     Option Exercises/Value of Unexercised Options. The following table sets forth certain information concerning the exercise of share options during the fiscal year ended December 31, 2000 by each of the executive officers named in the Summary Compensation Table, and the year-end value of unexercised options held by such persons.

                   SHARE OPTION EXERCISES IN FISCAL YEAR 2000
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                VALUE OF UNEXERCISED
                          SHARES                  NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS
                         ACQUIRED              OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                            ON       VALUE     ---------------------------   ---------------------------
                         EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         NAME              (#)        ($)          (#)            (#)            ($)            ($)
         ----            --------   --------   -----------   -------------   -----------   -------------
E. Robert Roskind......     --         --        379,210        212,500        212,513        210,938
Richard J. Rouse.......     --         --        248,652        132,000        150,638        210,938
T. Wilson Eglin........     --         --        301,216        132,000        138,297        210,938
Patrick Carroll........     --         --         31,250        113,750         45,703        137,109
Stephen C. Hagen.......     --         --         55,000         45,000         35,156        105,469

COMPENSATION OF TRUSTEES

     Each non-employee trustee, with the exception of Mr. McGurk, receives an annual fee of $20,000 for service as a trustee. In addition, such trustees receive $1,000 for each meeting of the Board of Trustees or any committee thereof attended by the trustee and reimbursement for expenses incurred in attending such meetings. Pursuant to the 1994 Outside Director Stock Plan, as amended, each non-employee trustee was required to receive not less than 50% of such trustee's fees in Common Shares at an amount per share equal to 95% of the fair market value of one Common Share as of the date of purchase. During 2000, all Trustees elected to receive 100% of their fees in Common Shares with respect to the four meetings which the Board of Trustees held in 2000. Pursuant to the Company's 1998 Share Option Plan, non-employee trustees, with the exception of Mr. McGurk, automatically are granted each year, on January 1, non-qualified share options to purchase, after a one-year holding period, 5,000 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of the grant. In 2000, non-employee trustees, with the exception of Mr. McGurk, received 1,500 restricted common shares which vest ratably over two years.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF TRUSTEES

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Trust's accounting functions and internal controls. The Audit Committee is composed of three trustees each of whom is independent. The Audit Committee operates under a written charter approved by the Board of Trustees. A copy of the charter is attached to this Proxy Statement as Appendix A.

     Management is responsible for the Trust's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Trust's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In connection with these responsibilities, the Audit Committee met with management and the independent accountants, to review and discuss the December 31, 2000 financial statements. The Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Trustees include the audited consolidated financial statements in the Trust's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

     During 2000, the Company paid its independent accountants for the following services:

          "Audit Fees" -- $88,000

          "Financial Information, Systems and Implementation Fees" -- $0

          "All Other Fees" -- $141,333 which consisted primarily of tax return preparation services and non-recurring accounting services.

     The Audit Committee considered whether the non-audit services provided by the independent accountants are compatible with maintaining the accountants' independence.

                                          Audit Committee of the Board of
                                          Trustees

                                                Geoffrey Dohrmann
                                                Carl D. Glickman
                                                John D. McGurk

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 2000, the Compensation Committee consisted of Messrs. Dohrmann, McGurk and Zachary. None of such persons are or have been executive officers of the Company. Mr. Zachary is a partner of Paul, Hastings, Janofsky & Walker LLP, which is the general counsel to the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF TRUSTEES

     For the fiscal year ended December 31, 2000, all matters concerning executive compensation for the Co-Chief Executive Officers and other executive officers were considered and acted upon by the Compensation Committee of the Board of Trustees.

     Compensation Philosophy. The Company's compensation program for executive officers is based upon a desire to achieve both its short- and long-term business goals and strategies with a view to enhancing shareholder value. To achieve its goals, the Company recognizes that it must adopt a compensation program which will attract, retain and motivate qualified and experienced executive officers and that its compensation program should align the financial interests of its executive officers with those of its shareholders. In 2000, the Company retained an independent third party to assist in determining the reasonableness and competitiveness of its compensation program for its executive officers.

     Compensation of Executive Officers (other than the Co-Chief Executive Officers). In approving the annual salary for Messrs. Eglin, Carroll and Hagen, the Board of Trustees considered several factors, including the scope of the individual's responsibilities, the cost of living, the historical financial results of the Company and the anticipated financial performance of the Company. The compensation determination for each individual was largely subjective and no specific weight was given to any particular factor. In addition to their base salaries, these executive officers of the Company receive discretionary bonuses tied to their individual performances and the overall performance of the Company. The Board of Trustees has established specific performance goals for the payment of discretionary bonuses which are the per share growth in funds from operations, cash available for distributions, and funds available for distributions coupled with total annual shareholder return.

     Compensation of Co-Chief Executive Officers. As with the other executive officers, the Board of Trustees determined the annual salaries for the Co-Chief Executive Officers based upon a number of factors and criteria, including the historical financial results of the Company, the anticipated financial performance of the Company and the requirements of such Co-Chief Executive Officers. The compensation determination for each of the Co-Chief Executive Officers was largely subjective, and no specific weight was given to any particular factor. The Co-Chief Executive Officers of the Company are also eligible to receive discretionary bonuses tied to their individual and overall performances. The Board of Trustees has established specific performance goals for the payment of discretionary bonuses which are the same as the other executive officers of the Company.

     1998 Share Option Plan. The Company believes that providing executive officers with opportunities to acquire significant equity stakes in its growth and prosperity through the grant of common share options will enable the Company to attract and retain qualified and experienced executive officers. Common share options represent a valuable portion of the compensation program for the Company's executive officers. Common share options may be awarded to executive officers at the time they join the Company and periodically thereafter. The exercise price of common share options has been tied to the fair market value of the Company's Common Shares on the date of the grant and the options will only have value as the value of the Company's Common Shares increases. Grants of common share options to executive officers generally are made by the Compensation Committee upon the recommendation of senior management and are based upon the level of each executive officer's position with the Company, an evaluation of the executive officer's past and expected future performance and the number of outstanding and previously granted options.

                                          Compensation Committee of the Board of
                                          Trustees
                                                Geoffrey Dohrmann
                                                John D. McGurk
                                                Seth M. Zachary

PERFORMANCE GRAPH

     The graph and table set forth below compare the cumulative total shareholder return on the Company's Common Shares for the period of December 31, 1995 through December 31, 2000 with the NAREIT Equity REIT Total Return Index, which includes all tax-qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange and the NASDAQ National Market System, the Morgan Stanley REIT Index, and the S&P 500 Index for the same period. The graph and table assume an investment of $100 in the Common Shares of the Company and in each index on December 31, 1995 (and the reinvestment of all dividends).

           THE PERIOD OF DECEMBER 31, 1995 THROUGH DECEMBER 31, 2000

                              [PERFORMANCE GRAPH]

----------------------------------------------------------------------------------------------------------------
Company/ Index Name                  12/31/95     12/31/96     12/31/97     12/31/98     12/31/99     12/31/00
----------------------------------------------------------------------------------------------------------------
 Lexington Corporate Properties
   Trust                             $100.00      $142.79      $163.60      $144.72      $117.29      $168.28
 NAREIT Equity REIT Total Return
   Index                             $100.00      $135.75      $161.36      $130.99      $122.50      $154.21
 Morgan Stanley REIT Index           $100.00      $135.63      $160.83      $133.65      $127.50      $161.69
 S&P 500 Index                       $100.00      $122.96      $163.99      $210.86      $255.20      $231.96

FINANCIAL AND OTHER INFORMATION

     Information required by this item is incorporated by reference to the material appearing under the headings "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data" in the Company's Form 10-K.

                                 OTHER MATTERS

     The Board of Trustees is not aware of any business to come before the Annual Meeting other than the election of trustees. However, if any other matters should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     Independent Public Accountants, KPMG LLP, was engaged to perform the annual audit of the books of account of the Company for the calendar year ended December 31, 2000. There are no affiliations between the Company and its partners, associates or employees, other than as pertain to its engagement as independent auditors for the Company in previous years. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

     The Audit Committee of the Board of Trustees will submit its recommendation with respect to the engagement of independent public accountants at the meeting of the full Board of Trustees, which is expected to take place during the Company's second fiscal quarter. KPMG LLP has been the Company's independent public accountants since 1993.

                                 MISCELLANEOUS

     The cost of solicitation of proxies will be borne by the Company. The Company expects to retain ChaseMellon Shareholder Services, L.L.C., an outside proxy solicitation firm, in connection with the Annual Meeting. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Shares. In addition to solicitations by mail, trustees, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation.

                             SHAREHOLDER PROPOSALS

     In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the office of the Company located at 355 Lexington Avenue, New York, New York 10017, no later than December 15, 2001. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                                   APPENDIX A

                      LEXINGTON CORPORATE PROPERTIES TRUST

                            AUDIT COMMITTEE CHARTER

MISSION STATEMENT

     The Audit Committee will assist the Board of Trustees in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the system of internal control, the audit process, and the Trust's process for monitoring compliance with laws and regulations. In performing its duties, the committee will maintain effective working relationships with the board of trustees, management, and the independent accountants. To effectively perform his role, each committee member will obtain an understanding of the detailed responsibilities of committee membership as well as the Trust's business.

ROLES AND RESPONSIBILITIES

FINANCIAL REPORTING

     - Review the annual financial statements and determine whether they are complete and consistent with the information known to committee members, and assess whether the financial statements reflect appropriate accounting principles.

     - Seek periodic briefings from management and the independent accountants on developments affecting financial reporting, including pronouncements from the FASB, SEC or other standard-setting or regulatory authorities.

     - Provide oversight with respect to the financial reporting process, the system of internal controls and the audit process.

     - Prior to the annual audit, review the plans of the independent accountants and attempt to identify unusual and new risk factors in order to determine areas requiring special attention.

     - Ensure that the independent accountants keep the audit committee informed about any fraud, illegal acts or deficiencies in internal control that they uncover.

     - Be briefed on how management develops and summarizes quarterly financial information and the extent to which the independent accountants review quarterly financial information.

     - Meet with management and independent accountants, either telephonically or in person, to review the interim financial results prior to earnings release and filing of Form 10-Q.

INTERNAL CONTROLS

     - Through review and communication with management and the independent accountants, review the adequacy of the internal control structure.

     - Gain an understanding of whether internal control recommendations made by the independent accountants have been implemented by management.

INDEPENDENT ACCOUNTANTS

     - Recommend to the Board of Trustees, based upon input from management, on an annual basis the selection of the Company's independent accountants, who are ultimately responsible to the Board of Trustees and the Audit Committee.

     - Review the audit findings of the independent accountants, including any management letter and management's responses thereto.

     - Review the independence and performance of the independent accountants and their fee arrangements.

     - Require that the independent accountants communicate certain required matters to the committee.

     - Consider management's handling of proposed audit adjustments identified by the independent accountants.

     - Obtain from the independent accountants on a periodic basis a formal written statement setting forth all relationships with the Company.

COMPLIANCE

     - Review and reassess the adequacy of the Charter at least annually and require it to be filed in accordance with SEC and NYSE regulations.

     - Review the Company's controls and procedures designed to maintain its real estate investment trust status.

     - Review the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

     - Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements.

OTHER

     - Review, with the Company's legal counsel, legal matters that could have a significant impact on the Company's financial statements.

     - Annually prepare a report to shareholders as required by the SEC and include in the proxy.

     - Maintain minutes of all meetings.

     - Perform such other oversight functions as may be requested by the Board of Trustees.

     - Review annually significant related party transactions or any other significant conflicts of interest with management.

     - Report on its activities to the Board of Trustees on a regular basis.

     The Audit Committee may cause an investigation to be made into any matter within the scope of its responsibilities and, with the approval of the Board of Trustees, the Committee may engage appropriate outside professional advisors relating to such matters.

MEMBERSHIP:

     The Audit Committee shall meet the requirements of the New York Stock Exchange and be comprised solely of independent trustees. At least three independent trustees shall serve on the Committee. The Chairman of the Audit Committee will be appointed by the Board of Trustees annually. All members shall have a basic understanding of finance and accounting, and at least one member shall have accounting or related financial management expertise.

FREQUENCY OF MEETINGS:

     The Audit Committee shall meet no less than two times each year. At a meeting early in the year the Audit Committee will review audit results and receive other required communications from the independent accountants. At a second meeting in the fall the Audit Committee may review the plans for the upcoming annual audit and review the fee arrangements for the independent accountants. Other matters may be considered at either of such meetings, and the other meeting shall be scheduled as desired by the Audit Committee. The Committee (or its Chair) should communicate with management and independent accountants quarterly to discuss quarterly results.

(1) to elect seven trustees to serve until the 2002 Annual Meeting of Shareholders;

 FOR all nominees                WITHHOLD
listed to the right              AUTHORITY
(except as marked             to vote for all
 to the contrary)          nominees listed to the right


    [   ]                          [   ]


Election of Trustees include:

E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin, Carl D. Glickman, John D. McGurk, Geoffrey Dohrmann, Seth M. Zachary

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST ABOVE.)


(2) to transact such other business as may properly come before the 2001 Annual Meeting.


                                    Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee, guardian or corporate or partnership official, please give full title as such and the full name of the entity on behalf of whom you are signing. If a partnership, please sign in partnership name by authorized person.

                                    Dated: _______________________________, 2001

                                    Signature _______________________________

                                    Signature _______________________________


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




PROXY


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES


                      LEXINGTON CORPORATE PROPERTIES TRUST

     The undersigned hereby appoints Patrick Carroll and Paul R. Wood proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of Lexington Corporate Properties Trust standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 23, 2001 or any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


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